Exhibit 99.1

MTM Technologies Announces Third Quarter Fiscal 2008 Results

•	Positive EBITDA of $1.8 million, an increase of 63% over the prior quarter and a $1.7 million increase over the comparable prior year period;

•	Overall gross margin improvement of 1.5 percentage points over the prior quarter and 3.0 percentage points over the same period in the prior year; and

•	Services gross margin improvement of 3.4 percentage points over the comparable year ago period.

STAMFORD, CT – February 13, 2008 – MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced financial results for its third quarter of fiscal year 2008 ended December 31, 2007.

Steve Stringer, President and Chief Operating Officer, said “We are pleased that we met our objectives of positive and increasing EBITDA even in the face of declining product revenue.  We saw a slowdown of orders in the December quarter but due to improvements in our product and services margins and our tight expense controls we were able to record $1.8 million of positive EBITDA.”

Key Highlights for Third Quarter Fiscal 2008

•	Third consecutive quarter of positive EBITDA; increasing 63% sequentially to $1.8 million and increasing $1.7 million as compared to the prior year period;

•	Achieved Cisco Channel Customer Satisfaction Excellence - the highest distinction a partner can achieve within the Cisco Channel Partner Program;

•	Won several new Aware 360 managed services contracts during the quarter including the first wins of our Aware 360 Powered by Citrix offering;

•	Held 37 post iForum customer seminars. These events were well attended by over 1,500 people comprised of both existing and potential new customers;

•	Continued focus on Virtualization strategy with more than 40 internal engineers certified on market leading partners’ technology;

•	Including the growth achieved in the third quarter, we are now monitoring over 11,000 devices within our Aware 360/NOC monitoring and Management platform; and

•
Numerous new client wins in the Company’s core solutions areas of Access, Convergence, Consolidation and Virtualization, as well as for its Managed Service offerings.  These new wins include both professional service and long-term managed services engagements.

Third Quarter Fiscal Year 2008 Results

Net revenue was $59.2 million for the quarter ended December 31, 2007, representing a decline of 5.0% over the prior quarter and a decline of 15.1% over the comparable prior year period.  As the Company previously disclosed, in the current fiscal year the Company commenced a program to focus on higher margin product, thereby eliminating lower margin products. Within total revenue, product revenue was $40.9 million or 69% of total revenue.  Product revenue was down 8.0% as compared to the previous quarter and down 22.1% over the comparable prior year period.  The decline in product revenue is largely attributable to a slowdown of orders resulting from overall macro economic factors that are affecting our industry.  For the first nine months of fiscal 2008, our Access sales from Citrix increased 33% as compared to the prior period and our Unified Communications sales from Cisco increased 9% as compared to the prior year nine month period. For the quarter, services revenue was $18.3 million, representing 31% of total revenue.  Services revenue was up 2.5% as compared to the previous quarter and up 6.0% on a year-over-year basis.

Gross profit was $14.3 million for the third quarter of fiscal 2008, resulting in an overall gross margin of 24.1%.  Gross margins improved from 22.6% in the previous quarter and 21.1% in the comparable prior year period.  Product gross margin for the third quarter of fiscal 2008 was 17.0%, an increase from 15.3% in the previous quarter and 16.0% in the prior year’s quarter.  Services gross margin was 40.0% in the third quarter of fiscal 2008, which was up from 36.7% in the prior year period and down slightly from 40.6% as compared to prior quarter.  Service utilization continues to perform at high levels.

Selling, general and administrative expenses, excluding depreciation, amortization and stock-based compensation, decreased approximately $500,000 over the prior quarter and decreased $2.2 million as compared to the same quarter in the prior year.  MTM expects to reduce its total operating costs for fiscal 2008 by approximately $12 million from its fiscal 2007 level.

EBITDA for the third fiscal quarter ended December 31, 2007 was a positive $1.8 million as compared to a positive $1.1 million in the previous quarter and $51,000 in the third quarter of fiscal 2007.

Net loss available to common shareholders was $3.6 million, which includes $4.9 million of non-cash related to depreciation, amortization, stock-based compensation, taxes, interest and preferred stock dividends, or $0.27 loss per share, for the quarter ended December 31, 2007, compared to a loss of $5.5 million, or $0.46 loss per share, in the same quarter a year ago.

Financial Outlook

As previously announced, the Company expects revenues for fiscal year 2008 in the range of $245 to $250 million due to the macroeconomic factors that are affecting our industry.

The company has implemented additional expense reductions which we expect will generate savings of approximately $4.0 million annually.  In addition, we continue to selectively invest in profitable revenue generating headcount such as sales people and around our growth initiatives including our virtualization offerings.

MTM and Aware360 are trademarks of MTM Technologies, Inc.  All other company and trademark names are the property of their respective owners.

Conference Call Details

In conjunction with this announcement, MTM Technologies will host a conference call on Thursday, February 14, 2008, at 9:00 a.m. ET to discuss the Company’s financial results.  To access this call, dial (888) 220-8450 (domestic) or (913) 312-1269 (international).  Additionally, a live webcast of the conference call will be available on the “Investor Relations” page on the Company’s website, www.mtm.com.

A replay of this conference call will be available from 12:00 p.m. ET on Thursday, February 14, 2008 through midnight ET on Friday, March 14, 2008 at (888) 203-1112 (domestic) or (719) 457-0820 (international).  The replay pass code is 6634560.  An archived webcast of this conference call will also be available on the “Investor Relations” page of the Company’s website, www.mtm.com.

Non-GAAP Financial Measures

MTM Technologies believes that EBITDA, which is not a recognized measure for financial presentation under United States generally accepted accounting principles (“GAAP”), provides investors and management with a useful supplemental measure of its operating performance  because it more closely approximates the cash generating ability of the Company as compared to operating income (loss).  EBITDA excludes the impact of interest, taxes, depreciation, amortization, stock based compensation and other expense.  A table reconciling net loss calculated in accordance with GAAP to EBITDA is included in the financial statements in this release.  EBITDA does not have any standardized definition and is therefore unlikely to be comparable to similar measures presented by other reporting companies.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies.  Partnered with industry-leading technology providers such as Cisco Systems, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies offers comprehensive solutions in the areas of access, convergence, consolidation, and virtualization.  In addition, MTM Technologies provides a broad range of managed services, including system monitoring and management, hosting, security management, IP telephony management, and IT support, as well as IT staffing and training services.  For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Except for the historical information herein, the matters discussed in this release include forward-looking statements. In particular, the forward-looking statements contained in this release include statements about future financial and operating results. When used in this press release, the words: believes, intends, plans, anticipates, expects, estimates, and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially which include, but are not limited to, the following: a significant portion of the company’s quarterly sales are concluded in the last month of the fiscal quarter; the Company’s key strategic relationships; the length of sales and delivery cycles; the risk of obtaining financing and complying with our lenders’ financial covenants; the timing, cost and success or failure of current and new product and service introductions; and other risks affecting MTM’s businesses generally and as set forth in MTM’s most recent filings with the Securities and Exchange Commission. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. MTM is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, contact: Michael Kern Vice President Integrated Corporate Relations, Inc. 617-956-6731 michael.kern@icrinc.com	J.W. (Jay) Braukman, III Chief Financial Officer MTM Technologies, Inc. 203-975-3700 investorrelations@mtm.com

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	March 31,
	2007	2007
ASSETS	(Unaudited)

Current assets:
Cash	$2,655	$4,439
Accounts receivable - trade, net of allowances of $1,09 and $1,552, respectively	44,549	46,543
Inventories	582	2,210
Prepaid expenses and other current assets	6,353	5,389
Total current assets	54,139	58,581

Property and equipment, net	12,230	16,005
Goodwill	69,960	69,987
Identified intangible assets, net of amortization	2,040	3,809
Other assets	1,237	1,079
TOTAL ASSETS	$139,606	$149,461

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Secured revolving credit facilities	$12,306	$10,692
Inventory financing agreements	15,179	11,358
Accounts payable	17,216	30,737
Accrued expense	5,819	11,207
Deferred revenue	5,833	6,477
Current portion of capital lease obligations	451	548
Total current liabilities	56,804	71,019

Secured promissory note	23,443	23,507
Non-current portion of capital lease obligations	125	425
Other long-term liabilities	6,747	5,191
Total liabilities	87,119	100,142

Shareholders' equity:
Series A preferred stock, $.001 par value; 39,300,000 and 33,500,000 shares authorized;
issued and outstanding 29,569,259 and 22,645,766 shares at September 30, 2007 and March 31, 2007, respectively	66,515	54,307
Common stock, $.001 par value; authorized 150,000,000 and 80,000,000 shares authorized;
issued and outstanding 13,305,544 and 11,920,919 shares, respectively	13	12
Additional paid-in capital	54,913	54,315
Accumulated deficit	(68,954)	(59,315)
Total shareholders' equity	52,487	49,319
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$139,606	$149,461

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues:
Products	$40,873	$52,442	$134,512	$160,851
Services	18,348	17,313	54,028	51,859
Total net revenues	59,221	69,755	188,540	212,710
Costs and expenses:
Cost of products sold	33,928	44,068	113,462	136,917
Cost of services provided	11,003	10,966	32,182	32,655
Selling, general and administrative expenses	14,965	17,445	47,649	55,196
Restructuring	-			4,539
Total costs and expenses	59,896	72,479	193,293	229,307

Loss from operations	(675)	(2,724)	(4,753)	(16,597)
Interest expense, net	(1,486)	(1,259)	(4,589)	(3,833)
Other income (expense)	-	(335)	139	(400)
Loss before income tax provision	(2,161)	(4,318)	(9,203)	(20,830)
Provision for income taxes	237	236	436	774

Net loss	$(2,398)	$(4,554)	$(9,639)	$(21,604)
Preferred stock dividend	1,172	915	3,336	2,238
Net loss available to common shareholders	$(3,570)	$(5,469)	$(12,975)	$(23,842)
Net loss per common share:
Basic and Diluted	$(0.27)	$(0.46)	$(1.00)	$(2.04)

Weighted average number of common shares outstanding:
Basic and Diluted	13,296	11,831	12,917	11,689

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
EBITDA Reconciliation

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(in thousands)	2007	2006	2007	2006

EBITDA	$1,800	$51	$3,510	$(8,371)
Depreciation and amortization	2,184	2,312	7,352	6,846
Interest expense	1,486	1,259	4,589	3,833
Stock based compensation cost	291	463	911	1,380
Other (income) expense	-	335	(139)	400
Income taxes	237	236	436	774

Net loss	$(2,398)	$(4,554)	$(9,639)	$(21,604)

Source : MTM Technologies (MTMC)